Exhibit 99.1

Avatech Solutions Announces 31% Revenue Increase and Profitable Second Quarter

BALTIMORE, MD – February 14, 2007 – Avatech Solutions, Inc. (OTCBB:AVSO.OB), the nationwide technology experts for design, engineering, and facilities management, today announced financial results for its second fiscal quarter ended December 31, 2006.

Total revenues grew 31.3% over the same quarter in the prior fiscal year and totaled $12,412,000 compared to $9,451,000 in the prior period. For the three months ended December 30, 2006, Avatech reported net income of $507,000, or $0.02 per fully diluted share, compared to net income of $805,000, or $0.05 per fully diluted share, in the same period of the prior year.

For the six months ended December 31, 2006, the Company reported revenues of $24,457,000, a 30.9% increase over the six months ended December 31, 2005, with all categories of revenues posting significant increases. Avatech’s net income for the six months ended December 31, 2006 was $543,000, or $0.02 per fully diluted share, compared to $1,010,000, or $0.06 per fully diluted share, for the same period in the prior fiscal year.

Chief Executive Officer Scotty Walsh commented, “Avatech’s revenues grew in all three of our revenue categories during the past quarter, and we were pleased to post another profitable quarter. For the period, our commission revenue increased 51% on a year-over-year basis, rising to almost 23% of total revenue for the quarter. This revenue category also grew 29% on a sequential basis and directly increased our gross margin and net income for the period since this category is shown net of costs of revenue. While a portion of the increase in commission revenue was attributable to our May 2006 acquisition of Sterling Systems & Consulting, Inc., more than two-thirds was attributable to organic growth in this important revenue category.

“At the same time, the Company’s productivity in the second quarter of fiscal 2007 continued to be impacted by new staff brought on in the fourth quarter of fiscal 2006 and the first quarter of fiscal 2007. In total, we hired 50 new sales professionals and technical engineers during these periods to support our goal of creating four industry-focused business units with in-depth knowledge of their markets and customers. We expect our revenues to accelerate as the new sales and technical staff reaches full productivity. In fact, we are achieving higher revenues and profits in our third fiscal third quarter as a result of their efforts.

“Although our third quarter is tracking well and we see continued strong demand in Avatech’s markets, we are revising our revenue target for fiscal 2007 because of the time that was needed to ramp up our new sales staff. We now expect to generate revenue in the range of $51 – 55 million, excluding any additional acquisitions. We expect improved bottom-line performance in the second half of the year as our recently hired sales representatives reach full productivity and as we intensify our focus on increasing service-oriented and commission business. Our previous pay-off of virtually all of Avatech’s long-term debt, with the associated reduction in interest expense, should also benefit our bottom line results.”

Conference Call Information

Avatech will hold a conference call to discuss its second quarter results at 11:00 a.m. Eastern Time on Wednesday, February 14, 2007. The dial-in number for the conference call is (866) 634-2258. (For international callers, the dial-in number is 706-643-9926.) A replay of the call will also be available through Wednesday, February 21, 2007, and can be accessed by dialing (706) 645-9291, conference ID #8634785. An audio replay of the conference call will be available in the Investor Relations section of the Company’s Web site, http://www.avatech.com.

About Avatech Solutions

Avatech Solutions, Inc. (OTCBB:AVSO.OB) is the recognized leader in design and engineering technology with unparalleled expertise in design automation, data management and process optimization for the manufacturing, engineering, building design and facilities management markets. Headquartered in Owings Mills, Maryland, the company specializes in consulting, software systems integration and implementation, standards development and deployment, education, and technical support. Avatech is one of the largest integrators of Autodesk software worldwide and a leading provider of PLM solutions. The company’s clients include industry leaders from Fortune 500 and Engineering News Record’s Top 100 companies. Visit http://www.avatech.com for more information.

Forward-looking Statement

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions, and strategies of Avatech Solutions, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Statements that are not historical in nature, including those that include the words “goal,” “expect,” “anticipate,” “estimate,” “should,” “believe,” “intend,” and similar expressions, are based on current expectations, estimates and projections about, among other things, the industry and the markets in which Avatech operates, and they are not guarantees of future performance. Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties, including risks and uncertainties discussed in this report; general economic, market, or business conditions; changes in interest rates, and demand for our products and services; changes in our competitive position or competitive actions by other companies; the ability to manage growth; changes in laws or regulations or policies of federal and state regulators and agencies; and other circumstances beyond our control. Consequently, all of the forward-looking statements made in this document are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated will be realized, or, if substantially realized, will have the expected consequences on our business or operations.

Avatech Solutions, Inc.

Summary Consolidated Financial Data

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
Revenues-
Product sales	$7,266,000	$5,734,000	$14,520,000	$11,945,000
Service revenue	2,346,000	1,864,000	4,965,000	3,727,000
Commission revenue	2,800,000	1,853,000	4,972,000	3,007,000

Total revenues	12,412,000	9,451,000	24,457,000	18,679,000

Cost of revenues-
Cost of product sales	4,506,000	3,382,000	9,182,000	7,202,000
Cost of service revenue	1,736,000	1,171,000	3,565,000	2,398,000

Total cost of revenues	6,242,000	4,553,000	12,747,000	9,600,000

Gross margin	6,170,000	4,898,000	11,710,000	9,079,000
Operating income	634,000	939,000	779,000	1,298,000
Net income	507,000	805,000	543,000	1,010,000

Earnings per share:
Basic	$0.02	$0.07	$0.02	$0.08

Diluted	$0.02	$0.05	$0.02	$0.06

Weighted average common shares outstanding:
Basic	13,627,309	11,231,627	13,621,915	11,058,411

Diluted	19,261,073	17,051,497	19,307,760	16,539,757

	December 31, 2006	June 30, 2006
Current assets	$10,553,000	$8,091,000
Property and equipment	915,000	870,000
Other long-term assets	7,912,000	7,889,000

Total assets	$19,380,000	$16,850,000

Current liabilities	$10,373,000	$8,452,000
Long-term liabilities	15,000	118,000
Series F convertible preferred stock	3,629,000	3,629,000
Stockholders’ equity	5,363,000	4,651,000

Total liabilities and stockholders’ equity	$19,380,000	$16,850,000